EXHIBIT 12.1


                         CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                 ($ in millions)


                                                                 Three Months                Nine Months
                                        Year Ended   Year Ended      Ended     Year Ended       Ended       Year Ended
                                       December 31, December 31, December 31, September 30,  September 30,  December 31,
                                           2004         2003         2002         2002           2001           2000
                                       ------------ ------------ ------------ -------------  -------------  ------------
Net income ........................      $  753.6     $  566.9       $141.3     $(6,698.7)    $  263.3       $  611.6
Provision for income taxes ........         483.3        361.6         90.3         367.6        236.3          373.9
                                         --------     --------       ------     ---------     --------       --------
Earnings before provision
   for income taxes ...............       1,236.9        928.5        231.6      (6,331.1)       499.6          985.5
                                         --------     --------       ------     ---------     --------       --------
Fixed charges:
     Interest and debt expenses ...
     on indebtedness                      1,242.6      1,348.7        349.5       1,464.7      1,636.9        2,519.2
   Minority interest in
     subsidiary trust holding
     Solely debentures of the
     Company, before tax ..........          17.5          8.8          4.4          16.9         14.4           19.2
   Interest factor-one-third of
     rentals on real and
     personal properties ..........          13.4         14.4          3.8          15.6         13.5           19.6
                                         --------     --------       ------     ---------     --------       --------
Total fixed charges ...............       1,273.5      1,371.9        357.7       1,497.2      1,664.8        2,558.0
                                         --------     --------       ------     ---------     --------       --------
   Total earnings before
   provisions for income
   taxes and fixed charges ........      $2,510.4     $2,300.4       $589.3     $(4,833.9)    $2,164.4       $3,543.5
                                         ========     ========       ======     =========     ========       ========
Ratios of earnings to
   fixed charges ..................          1.97x        1.68x        1.65x             (1)      1.30x          1.39x

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(1)   Earnings were  insufficient to cover fixed charges by $6,331.1  million in the year ended September 30, 2002. Earnings for the year ended September 30, 2002 included a goodwill impairment charge of $6,511.7 million in accordance with SFAS 142, "Goodwill and Other Intangible Assets."